EXHIBIT 10.3
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                              EMPLOYMENT AGREEMENT

     AGREEMENT made as of the 26th day of April, 2004, by and between Able Laboratories, Inc., a Delaware corporation, with its principal office in Needham, Massachusetts (the "Company"), and Robert Mauro of Miller, New York (the "Executive").

                                   WITNESSETH

     WHEREAS, the Corporation and the Executive desire to set forth the terms and conditions on which, from and after the Effective Date, (i) the Corporation shall employ the Executive, (ii) the Executive shall render services to the Corporation, and (iii) the Corporation shall compensate the Executive for such services;

     NOW THEREFORE, in consideration of the mutual covenants contained herein, the Company and the Executive (individually a "Party" and together the "Parties") agree as follows:

     1. Employment

          1.1. Term of Employment. This Agreement will be effective on the day the Executive begins employment (the "Effective Date") and end at the close of business on the fifth anniversary of the Effective Date (the "Initial Term"); provided, however, that the Initial Term shall thereafter be automatically extended for additional one-year periods (together with the Initial Term, the "Term") unless either the Company or the Executive gives the other written notice at least 120 days prior to the then-scheduled expiration of the Term that such Party is electing not to so extend the Term. Notwithstanding the foregoing, the Term shall end on the date on which the Executive's employment is terminated by either Party in accordance with the provisions herein.

          1.2. Title and Responsibilities. The Executive shall serve the Company in a senior executive capacity, initially as President and Chief Operating Officer. In such positions, the Executive shall have the duties, responsibilities and authorities as determined and designated from time to time by the Chief Executive Officer and Board of Directors of the Company, including, without limitation, management authority with respect to, and direct responsibility for all of the Company's operations in the areas of manufacturing, quality control (which currently includes regulatory affairs) and quality assurance, sales, marketing, shipping, warehousing, and human resources, as well as assisting the Chief Executive Officer in all other activities including, without limitation, research and development (which will include regulatory affairs), business development, finance and accounting. The Executive shall serve under the direction and supervision of, and report to, the Chief Executive Officer and shall be a member of the Product Selection Committee. Notwithstanding the above, the Executive shall not be required to perform any duties and responsibilities which would result in noncompliance with or violation of any applicable law or regulation.

          1.3. Nomination to Board of Directors. The Company shall cause the Executive to be appointed to the Board of Directors upon the Effective Date, and shall cause the Executive to be nominated for election to the Company's Board of Directors during the term, subject at all times to the Company's obligations under applicable laws and regulations, including without limitation Rule 4350 of the Marketplace Rules of the Nasdaq Stock Market, Inc.

     2. Compensation and Benefits. The compensation and benefits payable to the Executive under this Agreement shall be as follows:

          2.1. Salary. For all services rendered by the Executive to the Company, the Executive shall be entitled to receive a base salary ("Base Salary") at the rate of $350,000 per year beginning as of the Effective Date. The Executive's Base Salary shall be reviewed annually by the Compensation Committee of the Board of Directors, with the first review to occur in or around January 2005, and shall be subject to increase from time to time as approved by the Compensation Committee of the Board of Directors. In addition, if the Compensation Committee of the Board of Directors increases the Executive's annual base salary, such increased annual Base Salary shall become a floor below which such annual Base Salary shall not fall (other than concurrently with across-the-board salary reductions based on the Company's financial performance similarly affecting all senior management personnel of the Company) without the Executive's written consent. The Executive's salary shall be payable in periodic installments in accordance with the Company's usual practice for its senior executives.

          2.2. Initial Bonus. The Company shall pay the Executive a bonus of $100,000 to be paid at commencement of employment; provided, that if the Executive terminates his employment voluntarily before the first anniversary of the Effective Date then the Executive shall repay an amount pro-rated proportionally to the percentage of the first year of employment not completed.

          2.3. Performance Bonus. The Executive shall be eligible to earn a bonus of opportunity equal to at least the greater of (i) 50% of his Base Salary or (ii) $200,000, based on achievement of pre-determined objectives set by the Compensation Committee. The Compensation Committee of the Board of Directors shall determine, on an annual basis, the amount of any bonus to be paid to the Executive for such year and the Executive's performance objectives for the upcoming year; provided however the bonus for 2004 will be guaranteed to be no less than $200,000.

          2.4. Reimbursement for Certain Expenses. The Executive shall be paid a monthly stipend of $2,000 for expense associated with the purchase, or lease, and use of an automobile. The Executive shall comply with such reasonable reporting on the use of the automobile as may be established from time to time by the Company. The Company shall also reimburse the Executive for expenses and dues for one country club membership, as well as ongoing reasonable fees and expenses and per diems relating thereto, subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company. The Company shall include annually on the Executive's Form W-2 any amounts associated with the foregoing as may be required by law.

          2.5. Stock Option Grant. As of the date hereof the Company is granting to the Executive an option to purchase up to 300,000 shares of Common Stock, pursuant to the terms of the Stock Option Agreement attached hereto as Exhibit
A. The Executive will also participate in stock option or other long term incentive programs for senior management, as determined by Compensation Committee in its discretion.

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          2.6. Benefits. The Executive shall also be entitled to participate in any and all employee benefit plans, medical insurance plans, disability income plans, retirement plans, bonus incentive plans, and other benefit plans from time to time in effect for senior executives of the Company, including long-term care insurance coverage which the Company shall obtain for its senior executives as soon as is reasonably practicable but in no event later than December 31, 2004. The Company will pay the premiums as may be necessary to maintain the Executive's coverage under his current employer's health insurance plans until such time as the Executive is eligible to participate under the Company's plans. Such participation shall be subject to (i) the terms of the applicable plan documents, (ii) generally applicable policies of the Company and (iii) the discretion of the Board of Directors of the Company or any administrative or other committee provided for in or contemplated by such plan. The Executive and his spouse will be entitled to receive annual health exams ("Platinum Plan" or equivalent).

          2.7. Life Insurance. The Company will obtain two life insurance policies covering the Executive, subject to the Executive's application for coverage and passing a physical examination, with a death benefit under each policy equal to two (2) years' Base Salary, one of which shall be payable to Company and one payable to Executive's estate.

          2.8. Business Expenses. The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties and responsibilities, including, without limitation, expenses related to temporary living, including hotel or furnished apartment rental with utilities in South Plainfield or Cranbury, New Jersey, in accordance with Company policies and procedures and subject to such reasonable requirements with respect to substantiation and documentation as may be specified by the Company.

          2.9. Vacation. The Executive shall be entitled to not less than twenty
(20) working days of vacation per year, to be taken at such times and intervals as shall be determined by the Executive consistent with his responsibilities.

          2.10. General. Nothing paid to the Executive under any plan, policy or arrangement currently in effect or made available in the future shall be deemed to be in lieu of other compensation to the Executive as described in this Agreement.

     3. Service

          3.1. Extent of Service. The Executive shall, subject to the direction and supervision of the Board of Directors, devote his full time, best efforts and business judgment, skill and knowledge to the advancement of the Company's interests and to the discharge of his duties and responsibilities hereunder; provided, however, that nothing herein shall be construed as preventing the Executive from:

               (a) investing his assets in such form or manner as shall not require any material services on his part in the operations or affairs of the companies or the other entities in which such investments are made;

               (b) serving on the board of directors of another business corporation, provided that he obtains the prior approval of a majority of the Board of Directors and shall not be

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required to render any material services with respect to the operations or affairs of such company; or

               (c) serving on the boards of trade associates or charitable organizations or engaging in religious, charitable or other community or non-profit activities which do not impair his ability to fulfill his duties and responsibilities under this Agreement.

          3.2. Location of Service. The Executive shall carry out his duties in the Company's facilities as designated by the Board of Directors, and shall initially have his primary office in the Company's offices in South Plainfield, New Jersey or Cranbury, New Jersey. The Executive acknowledges that his position will also require extensive travel. The Board of Directors may re-evaluate the locations of the Company's offices from time to time.

     4. Termination by the Company for Cause

          4.1. Termination by Company. The Executive's employment hereunder may be terminated by the Company, without further liability on the part of the Company, effective immediately, by the Board of Directors for Cause (as such term is defined in Section 4.2) by written notice to the Executive setting forth in reasonable detail the nature of such Cause, provided that the Board of Directors have complied with the provisions of Section 4.3.

          4.2. Cause. Termination for "Cause" shall mean:

               (a) gross neglect of duties for which employed (other than on account of a medically determinable disability which renders the Executive incapable of performing such services);

               (b) committing fraud, misappropriation or embezzlement in the performance of duties as an employee of the Company;

               (c) conviction of a felony involving a crime of moral turpitude;
or

               (d) willfully engaging in conduct materially injurious to the Company in violation of the covenants contained in this Agreement.

          4.3. Termination Procedure. In each case, in determining Cause the alleged acts or omissions of the Executive shall be measured against standards prevailing in the industry generally and the ultimate existence of Cause must be confirmed by not less than two-thirds of the Board of Directors (excluding the Executive) at a meeting prior to any termination therefor; provided, however, that it shall be the Company's burden to prove the alleged facts and omissions and the prevailing nature of the standards the Company shall have alleged are violated by such acts or omissions of the Executive. In the event of such a confirmation by two-thirds or more of the Board of Directors, the Company shall notify the Executive that the Company intends to terminate the Executive's employment for Cause under this Section 4 (the "Confirmation Notice"). The Confirmation Notice shall specify the acts or omissions upon the basis of which the Board of Directors have confirmed the existence of Cause and must be delivered to the Executive within ninety (90) days after a majority of the Board of Directors (excluding, if applicable, the Executive) has actual knowledge of the events giving rise to such

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purported termination. The Confirmation Notice shall also specify the date
(which shall not be earlier than the date of the Conformation Notice.) If the Executive notifies the Company in writing (the "Opportunity Notice") within thirty (30) days after the Executive has received the Confirmation Notice, the Executive (together with counsel) shall be provided one opportunity to meet with the Board of Directors (or a sufficient quorum thereof) to discuss such acts or omissions. Such opportunity to meet with the Board of Directors shall be fixed and shall occur on a date selected by the Board of Directors (such date being not less than ten (10) nor more than forty-five (45) days after the Company receives the Opportunity Notice from the Executive). Such meeting shall take place at the principal offices of the Company or such other location as agreed to by the Executive and the Company. During the period commencing on the effective date of the termination and ending on the date next succeeding the date on which such meeting between the Board of Directors (or a sufficient quorum thereof) and the Executive is scheduled to occur and notwithstanding anything to the contrary in this Agreement, the Executive shall be suspended from employment with the Company (with pay to the extent not prohibited by applicable law). If the Board of Directors properly set the date of such meeting and if the Board of Directors (or a sufficient quorum thereof) attends such meeting and in good faith does not rescind its confirmation of Cause at such meeting or if the Executive fails to attend such meeting for any reason other than Disability (as defined in Section 8), the Executive's employment by the Company shall, immediately upon the closing for such meeting and the delivery to the Executive of the Notice of Termination, be terminated for Cause. If the Executive does not respond in writing to the Confirmation Notice in the manner and within the time period specified in this Section 4.3, the Executive's employment with the Company shall, on the thirty-first day after the receipt by the Executive of the Confirmation Notice, be terminated for Cause under this
Section 4 effective as of the date specified in the Confirmation Notice.

          4.4. Termination of Obligations. In the event of termination pursuant to this Section 4, all obligations of the Company under this Agreement, other than the Company's obligations under the provisions of COBRA, shall terminate as of the date specified in the Confirmation Notice, but vested rights of the parties hereunder as of such date shall not be affected. Any vested options held by the Executive shall terminate upon termination pursuant to this Section 4, and any unvested options shall be forfeited and expire as of the date of termination.

     5. Termination by the Executive

          5.1. Termination by the Executive for Good Reason. The Executive shall be entitled to terminate his employment hereunder for Good Reason (as defined in Section 5.3) effective immediately by giving written notice to the Board of Directors. Upon any such termination, the Executive shall be entitled to receive the benefits set forth in Section 7.

          5.2. Other Voluntary Termination by the Executive. The Executive may effect, upon thirty (30) days prior written notice to the Company, a Voluntary Termination of his employment hereunder. A "Voluntary Termination" shall mean a termination of employment (including an election not to renew this Agreement upon expiration of the Term) by the Executive on his own initiative other than a termination for Good Reason or due to Disability (as defined in Section 8). If the Executive's employment is so terminated due to Voluntary Termination, the Executive shall be entitled to Base Salary up to the date of termination. Provision of medical benefits shall be in accordance with the provisions of COBRA.

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Furthermore, any vested options held by the Executive shall expire on the ninetieth (90th) day following termination, and any unvested options shall be forfeited and expire as of the date of termination.

          5.3. Good Reason. For purposes of this Agreement, the term "Good Reason" shall mean any of the following:

               (a) a material diminution in Executive's title or duties;

               (b) the failure of the Nominating Committee of the Board of Directors to nominate Executive for election or re-election to the board of directors;

               (c) a reduction in his then current salary or target bonus opportunity as a percentage of salary except for across the board cuts applicable to senior management;

               (d) a change in the reporting structure so that Executive no longer reports directly to CEO;

               (e) relocation of Executive's principal place of employment to a location other than the South Plainfield or Cranbury, New Jersey area;

               (f) a material breach by the Company of any provisions of this Agreement which failure or breach shall have continued for thirty (30) days after written notice from the Executive to the Company specifying the nature of such failure or breach; or

               (g) in the event of a Change in Control of the Company, if either the Company fails to obtain the assumption in writing of its successor to perform its obligations under this Agreement or if the Executive is not offered a position of equal or greater responsibility in the resulting or surviving entity.

               (h) There shall be no termination for Good Reason without written notice from Executive describing the basis for the termination and the Company's having 60 days in which to cure.

     6. Termination by the Company Without Cause. The Executive's employment with the Company may be terminated (including by an election not to renew this Agreement upon expiration) without cause by a majority of the Board of Directors of the Company on written notice to the Executive, provided, however, that the Company shall have the obligation upon any such termination to make the payments to the Executive provided for under Section 7 of this Agreement.

     7. Certain Termination Benefits. In the event of termination pursuant to
Section 5.1 or 6, the Executive shall be entitled to each of the following benefits:

          7.1. Earnings to Date of Termination. An amount equal to the sum of
(a) Base Salary or other compensation earned through the date of termination, plus (b) the Executive's pro rata share (based on the portion of the fiscal year during which the Executive was employed) of the larger of: (i) the highest annual bonus paid during the three fiscal years preceding the

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termination of employment or (ii) twenty percent (20%) of the Executive's current Annual Compensation (as defined below) (together, "Pre-Termination Compensation").

          7.2. Lump Sum Severance Payment. A lump sum severance benefit equal to the Executive's current Annual Compensation. "Annual Compensation" shall equal the aggregate of the Executive's then current Base Salary plus any bonuses earned or accrued with respect to the most recently ended fiscal year, together with any contributions or accruals made on behalf of Executive to any profit sharing plan or pension or retirement plan, by the Company for the benefit of the Executive for the most recently ended fiscal year.

          7.3. Option Acceleration and Exercise. Fifty percent (50%) of the Executive's unvested options will vest, and all vested options held by the Executive will remain exercisable for a period ending on the first anniversary of termination.

          7.4. Benefit Continuation. For the twelve (12) month period subsequent to the date of termination, the Executive shall continue to receive the disability and medical benefits described in Section 2.6 existing on the date of termination at the level in effect on, and at the same out-of-pocket cost to the Executive as of, the date of termination, provided that the right to receive such benefits shall terminate upon the Executive's becoming covered under the disability and medical plans of a new employer. Such medical benefits shall be deemed to have been provided under the provisions of COBRA.

     8. Death, Disability. The Executive's employment shall terminate immediately upon the death or Disability of the Executive. "Disability" means Executive's failure by reason of sickness, accident or physical or mental disability to substantially perform the duties and responsibilities of his employment with the Company for a period of sixty (60) consecutive days. In the event of termination under this Section 8, the Executive or his estate will receive the Executive's Pre-Termination Compensation as defined in Section 7.1, and fifty percent (50%) of the Executive's unvested options will vest and all vested options held by the Executive will remain exercisable for a period ending of the first anniversary of termination.

     9. Change of Control

          9.1. Definition. A "Change of Control" means (i) the sale of all or substantially all of the assets or issued and outstanding capital stock of the Company, (ii) merger or consolidation involving the Company in which stockholders of the Company immediately before such merger or consolidation do not own immediately after such merger or consolidation capital stock or other equity interests of the surviving corporation or entity representing more than fifty percent in voting power of capital stock or other equity interests of such surviving corporation or entity outstanding immediately after such merger or consolidation, or (iii) a change, without the approval of the Board of Directors, of a majority of the Board of Directors.

          9.2. Option Vesting Acceleration Upon Change of Control. If a Change of Control occurs while the Executive is employed by the Company, then, whether or not the Executive is terminated in connection with the Change of Control and notwithstanding any contrary or inconsistent provision of any option granted to the Executive by the Company, the unvested options held by the Executive immediately before such Change of Control shall vest upon such

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Change of Control and remain exercisable in accordance with the terms of this
Agreement and such options.

          9.3. Section 280G. In the event it shall be determined that any amount paid to the Executive upon a Change of Control (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code (the "Excise Tax"), then the Executive shall receive an additional payment (a "Gross-Up Payment") in an amount such that, after payment by the Executive of all taxes, including without limitation, any income, employment and excise taxes imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payment, subject to the following: the Executive shall not pay any Excise Tax without the prior written consent of the Company, which shall not be unreasonably withheld (provided that the Company shall pay any penalty imposed on the Executive because of any delay in paying any Excise Tax caused solely by the Company's failure to grant its consent), and in the event that the Executive receives any notice of audit from the Internal Revenue Service, shall promptly so inform the Company, and shall thereafter cooperate with the Company in connection with any dispute or other proceedings before the Internal Revenue Service, any other governmental authority and/or any court proceedings concerning the assessment of any Excise Tax or the applicability of
Section 4999 to any Payment. The Company shall at its election be entitled to control the conduct of such a dispute or other proceeding insofar as it relates to the assessment of any Excise Tax or the applicability of Section 4999 to any Payment, provided, that the Company shall bear and pay directly all costs and expenses of such dispute and shall indemnify and hold the Executive harmless for any Excise Tax imposed on a Payment thereunder.

     10. Confidential Information. The Executive will not disclose to any other Person (except as required by applicable law or in connection with the performance of his duties and responsibilities hereunder), or use for his own benefit or gain, any confidential information of either Company obtained by him incident to his employment with the Company. The term "confidential information" includes, without limitation, financial information, technical information, designs, business plans, customers, vendors, prospects and opportunities (such as lending relationships, financial product developments, or possible acquisitions or dispositions of business or facilities) which have been discussed or considered by the management of the Company but does not include any information which has become part of the public domain by means other than the Executive's nonobservance of his obligations hereunder. The provisions of this Section 10 shall survive for a period of three years following the termination of this Agreement.

     11. Non-Competition. In the event of termination pursuant to Sections 4.1 or 5.2, the Executive will not, for a period of six (6) months after termination, directly or indirectly, alone or as a partner, officer, director, employee, consultant, agent, or independent contractor of any company or business organization, (a) engage in any business activity which is directly or indirectly in competition with the business of the Company in the area of developing, manufacturing, licensing and distributing generic pharmaceutical drugs ("Competitive Activity") or (b) solicit or contact in connection with, or in furtherance of, a Competitive Activity any of the Company's employees, consultants, agents, suppliers, customers, or prospects that were such with respect to the Company at any time during the one year immediately preceding the date of termination or that become such with respect to the Company at any time during the six months

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immediately following the date of termination; provided, that the Executive's obligations under this Section 11 shall be subject to the Company's continuing to pay the Executive his Base Salary during the six-month period. The provisions of this Section 11 shall survive the termination of this Agreement. The Executive represents and warrants that the covenant imposed by this Section 9 would not cause him an undue hardship.

     12. No Mitigation; No Offset. In the event of any termination of employment under this Agreement, the Executive shall be under no obligation to seek other employment or to mitigate damages, and there shall be no offset against any amounts due to the Executive under this Agreement for any reason, including, without limitation, on account of any remuneration attributable to any subsequent employment that the Executive may obtain. Any amounts due under this Agreement are in the nature of severance payments or liquidated damages, or both, and are not in the nature of a penalty.

     13. Specific Performance. The Executive agrees that any breach of Section 10 or 11 of this Agreement by the Executive could cause irreparable damage and that in the event of such breach the Company shall have, in addition to any and all remedies available at law or in equity, the right to an injunction, specific performance or other equitable relief to prevent the violation of the Executive's obligations hereunder.

     14. Miscellaneous

          14.1. Representations and Covenants. The Executive hereby represents and warrants that the execution of this Agreement and the performance of his obligations hereunder will not breach or be in conflict with any other agreement to which he is a party or is bound, and that he is not now subject to any covenants against competition or similar covenants which would affect the performance of his obligations hereunder.

          The Company represents that (i) the execution of this Agreement and the provision of all benefits and grants provided herein have been duly authorized by the Company, including, where necessary, by the Board and Compensation Committee, (ii) the execution, delivery and performance of this Agreement does not violate any law, regulation, order, decree, agreement, plan or corporate governance document of the Company and (iii) upon the execution and delivery of this Agreement, it shall be the valid and binding obligation of the Company enforceable in accordance with its terms.

          14.2. Definition of "Person." For purposes of this Agreement, the term "Person" shall mean an individual, a corporation, an association, a partnership, an estate, a trust and any other entity or organization.

          14.3. Withholding. All payments made by the Company under this Agreement shall be net of any tax or other amounts required to be withheld by the Company under applicable law.

          14.4. Indemnification. The Executive shall, as an officer of the Company, be eligible for indemnification on the terms available to officers and directors to fullest extent permitted by law and Able's charter and bylaws as in effect from time to time.

          14.5. Arbitration of Disputes. Any controversy or claim arising out of or relating to

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this Agreement or the breach thereof shall be settled by arbitration in accordance with the laws of the State of New Jersey by three arbitrators, one of whom shall be appointed by the Company, one by the Executive and the third by the first two arbitrators. If the first two arbitrators cannot agree on the appointment of a third arbitrator, then the third arbitrator shall be appointed by the American Arbitration Association in the City of Newark, New Jersey. Such arbitration shall be conducted in the City of Newark, New Jersey in accordance with the rules of the American Arbitration Association, except with respect to the selection of arbitrators which shall be as provided in this Section 14.5. Judgment upon the award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

          14.6. Assignment; Successors and Assigns, etc. Neither the Company nor the Executive may make any assignment of this Agreement or any interest herein, by operation of law or otherwise, without the prior written consent of the other party and without such consent any attempted transfer or assignment shall be null and of no effect; provided, however, that the Company may assign its rights under this Agreement without the consent of the Executive in the event either Company shall hereafter effect a reorganization, consolidate with or merge into any other Person, or transfer all or substantially all of its properties or assets to any other Person. This Agreement shall inure to the benefit of and be binding upon the Company and the Executive, and their respective successors, executors, administrators, heirs and permitted assigns. In the event of the Executive's death prior to the completion by the Company of all payments due his under this Agreement, the Company shall continue such payments to the Executive's beneficiary designated in writing to the Company prior to his death (or to his estate, if he fails to make such designation).

          14.7. Enforceability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

          14.8. Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving party. The failure of any party to require the performance of any term or obligation of this Agreement, or the waiver by any party of any breach of this Agreement, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.

          14.9. Notices. Any notices, requests, demands and other communications provided for by this Agreement shall be sufficient if in writing and delivered in person or sent by registered or certified mail, postage prepaid, to the Executive at the last address the Executive has filed in writing with the Company or, in the case of the Company, at its main office, attention of the Board of Directors.

          14.10. Amendment. This Agreement may be amended or modified only by a written instrument signed by the Executive and by a duly authorized representative of the Company.

          14.11. Governing Law. This contract shall be construed under and be governed in all respects by the laws of The State of New Jersey.


                                    * * * * *

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     IN WITNESS WHEREOF, this Agreement has been executed as a sealed instrument by the Company, by their duly authorized officers, and by the Executive, as of the date first above written.


                                       Able Laboratories, Inc.



                                       By: /s/Dhananjay G. Wadekar
                                           ----------------------------
                                           Dhananjay G. Wadekar
                                           Chief Executive Officer





                                       /s/Robert J. Mauro
                                       --------------------------------
                                       Robert Mauro